UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

SURGE COMPONENTS, INC.

(Name of Registrant as Specified In Its Charter)

Bradley P. Rexroad
Michael D. Tofias

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Concerned Stockholders of Surge Components, Inc. Shocked and Disappointed by Decision to Delay the Annual Meeting

—Strongly Object to Surge’s Latest Delaying Tactic—

—Ask That the Annual Meeting be Held as Scheduled so that Stockholders Can Decide the Future of Their Company—

Deer Park, NY—November 14, 2016—The Concerned Stockholders of Surge Components, Inc., long-term stockholders of Surge Components, Inc. (OTCPK: SPRS) (“Surge”) who beneficially own approximately 22% of Surge, today commented on the decision by Surge’s Board of Directors (the “Board”) to delay Surge’s upcoming annual meeting. The meeting, which was originally scheduled for November 22, 2016, has been delayed over a month to January 5, 2017.

“We are shocked and disappointed by Surge delaying the annual meeting,” said Michael Tofias, one of the Concerned Stockholders. “We believe that this is another in a long line of actions that are contrary to the best interests of stockholders. We strongly question why the Board is working so hard to keep us out of the boardroom instead of partnering with us to build stockholder value.”

“The decisions by the Board in the few months since Mike and I announced that we would bring stockholders a choice at the annual meeting are frightening,” said Bradley Rexroad, one of the Concerned Stockholders. “In that time, the Board has adopted a poison pill, impeded our ability to communicate with our fellow stockholders at every turn, and now has delayed the annual meeting.”

The Concerned Stockholders call on the Board to stop wasting Surge’s and stockholders’ precious resources and hold the annual meeting as scheduled on November 22, 2016. There is no need for a delay of the meeting. Any claim by Surge that the Concerned Stockholders requested a delay of the annual meeting is misleading. The Concerned Stockholders stand ready and willing to proceed with the annual meeting on November 22, 2016, as scheduled.

“The actions and statements by the Board stand in stark contrast to each other,” continued Mr. Tofias. “The Board claims that we are wasting resources. But by delaying the annual meeting, they have ensured weeks of additional time and expense before stockholders can make their choice as to their representatives on the Board. We do not believe that these are the actions of a Board and management team that are focused on building stockholder value.”

Mr. Rexroad continued, “Make no mistake: these latest actions have hardened our resolve to bring change at Surge. We believe that there must be an end to Surge’s poor governance.”

The Concerned Stockholders remind their fellow stockholders to vote the WHITE proxy card to bring about needed change at Surge.

About Concerned Stockholders of Surge Components, Inc.:

Concerned Stockholders of Surge Components, Inc. is a group of long-term stockholders of Surge Components, Inc. (“Surge”), who beneficially own approximately 22% of the company. They are pursuing the election of two candidates to Surge’s board of directors, and the approval of various proposals, at Surge’s upcoming annual meeting of stockholders.

Contact:

For Concerned Stockholders of Surge Components, Inc.

Bradley Rexroad, +1-507-86SURGE (507-867-8743)

concernedsurgestockholders@gmail.com